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                                                                   EXHIBIT 10.N
                             TORCHMARK CORPORATION
                           1998 STOCK INCENTIVE PLAN

SECTION 1. General Purpose of Plan; Definitions.

  The name of this plan is the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable Torchmark Corporation (the "Company") and its Subsidiaries to attract and retain employees, consultants and directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees, consultants and directors to participate in the long-term success and growth of the Company through an equity interest in the Company. This Plan replaces the Company's prior stock plans: The Restated Torchmark Corporation 1987 Stock Incentive Plan, The Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan, and the 1996 Torchmark Corporation Non-Employee Director Stock Option Plan (the "Prior Plans"), which have been frozen as of the effective date of this Plan. Options, stock appreciation rights, restricted stock, or other stock rights granted under the Prior Plans before the effective date of this Plan shall continue to be governed by the terms of the Prior Plans, except to the extent specifically provided otherwise hereinafter, but no additional options, stock appreciation rights, restricted stock, or other stock rights shall be granted under the Prior Plans after the effective date of this Plan.

  For purposes of the Plan, the following terms shall be defined as set forth below:

  "Affiliate" means (i) any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a 10 percent beneficial ownership interest, and (ii) the Company's former Subsidiary, Waddell & Reed Financial, Inc., at such time as it ceases to be a Subsidiary.

  "Annual Bonus" means the annual cash bonus payable by the Company to an Eligible Executive for services to the Company or any of its affiliates, as such amount may be determined from year to year.

  "Annual Compensation" means the annual cash retainer and meeting fees payable by the Company to a Non-Employee Director for services as a director (and, if applicable, as the member or chairman of a committee of the Board) of the Company, as such amount may be changed from time to time. For purposes of an election to receive Options under the Plan in lieu of Annual Compensation, meeting fees will be deemed to be earned at the beginning of the year for all scheduled meetings during the year, whether or not the Optionee later attends such meetings.

  "Beneficiary" means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant's death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant's surviving spouse, or, if none, the Participant's surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant's estate.

  "Board" means the Board of Directors of the Company.

  "Bonus Deferral Election Date" means the date established by the Plan as the date by which an Eligible Executive must submit a valid Primary Election Form for Bonus to the Plan Administrator in order to defer Annual Bonus under the Plan for a calendar year. For each calendar year, the Bonus Deferral Election Date is December 31 of the calendar year for which the Bonus is to be earned.

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  "Business Day" shall mean a day on which the New York Stock Exchange or any national securities exchange or over-the-counter market on which the Stock is traded is open for business.

  "Cause" means a Participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate.

"Change in Control" means the happening of any of the following:

    (i) when any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a Subsidiary thereof or any Company employee benefit plan), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

    (ii) the occurrence of any transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act;

    (iii) when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

    (iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary thereof through the purchase of assets, by merger, or otherwise.

  "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

  "Commission" means the Securities and Exchange Commission.

  "Committee" means the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

  "Company" means Torchmark Corporation, a corporation organized under the laws of the State of Delaware (or any successor corporation).

  "Covered Employee" means an individual who the Committee determines is, or is expected to be as of the relevant date for determining the Company's tax deduction, a covered employee as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended, with respect to the Company.

  "Deferred Stock" means an award made pursuant to Section 9 below of the right to receive Stock at the end of a specified deferral period.

  "Director Stock Option" means any option to purchase shares of Stock granted pursuant to Section 6 or 10.

  "Election Date" means the date by which a Non-Employee Director must submit a valid Primary Election Form to the Plan Administrator in order to participate under Section 10 of the Plan for a calendar year. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly eligible Participant shall be the 30th day following the date on which such individual becomes a Non-Employee Director.

  "Eligible Executive" means an executive officer of the Company or any of its Subsidiaries or Affiliates, as such officers may be selected by the Chairman of the Board of Directors or the Committee or its designee from year to year, to be eligible for Executive Deferred Compensation Stock Options pursuant to
Section 10 below.

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  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

  "Fair Market Value" means, as of any given date, the closing price of the Stock on such date on the New York Stock Exchange Composite Tape.

  "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

  "Immediate Family" means the children, grandchildren or spouse of any Optionee.

  "Interest Account" means the Interest Account for Bonus and/or the Interest Account for Salary or the Interest Account for Annual Compensation, as the context requires. The maintenance of individual Interest Accounts is for bookkeeping purposes only.

  "Interest Account for Bonus" means the account established by the Company for each Eligible Executive for Annual Bonus deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by the Plan Administrator).

  "Interest Account for Annual Compensation" means the account established by the Company for each Non-Employee Director for Annual Compensation deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by Plan
Administrator).

  "Interest Account for Salary" means the account established by the Company for each Eligible Executive for Salary deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by the Plan Administrator).

  "Non-Employee Director" means a director of the Company who is not an employee of the Company or of any Subsidiary or Affiliate (as determined by the Committee).

  "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

  "Normal Retirement" means retirement from active employment with the Company, any Subsidiary, and any Affiliate on or after the normal retirement date specified in the applicable tax-qualified company pension plan.

  "Option Grant Date" means the date upon which a Stock Option is granted to an Eligible Executive pursuant to Article 6.

  "Optionee" means a director, consultant, officer or key employee to whom a Stock Option has been granted or, in the event of such individual's death prior to the expiration of a Stock Option, such individual's Beneficiary.

  "Participant" means any director, consultant, officer or key employee who has been awarded a Stock Option, Restricted Stock, Stock Appreciation Right, or Deferred Stock Right under the Plan.

  "Plan" means this 1998 Stock Incentive Plan.

  "Plan Administrator" means one or more agents to whom the Committee shall have delegated administrative duties under the Plan.

  "Primary Election Form" means a Primary Election Form for Salary and/or a Primary Election Form for Bonus, or a form, substantially in the form attached hereto as Exhibit E, pursuant to which a Non-Employee Director elects to defer Annual Compensation under the Plan as the context requires.

  "Primary Election Form for Bonus" means a form, substantially in the form attached hereto as Exhibit B, pursuant to which an Eligible Executive elects to defer Bonus under the Plan.

  "Primary Election Form for Salary" means a form, substantially in the form attached hereto as Exhibit A, pursuant to which an Eligible Executive elects to defer Salary under the Plan.

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  "Restricted Stock" means an award of shares of Stock that are subject to restrictions under Section 8.

  "Salary" means the salary payable by the Company to an Eligible Executive for services to the Company, any of its Subsidiaries or any of its Affiliates, as such amount may be changed from time to time.

  "Salary Deferral Election Date" means the date established by the Plan as the date by which an Eligible Executive must submit a valid Primary Election Form for Salary to the Plan Administrator in order to defer Salary under the Plan for a calendar quarter. For each calendar quarter, the Salary Deferral Election Date is the last day of the preceding calendar quarter.

  "Secondary Election Form" means a Secondary Election Form for Salary and/or a Secondary Election Form for Bonus, or a form, substantially in the form attached hereto as Exhibit F, pursuant to which a Non-Employee Director elects to convert previously deferred compensation to Options pursuant to Section 10 of the Plan, as the context requires.

  "Secondary Election Form for Bonus" means a form, substantially in the form attached hereto as Exhibit D, pursuant to which an Eligible Executive elects to convert previously deferred Annual Bonus to Options pursuant to
Section 10(m) of the Plan.

  "Secondary Election Form for Salary" means a form, substantially in the form attached hereto as Exhibit C, pursuant to which an Eligible Executive elects to convert previously deferred Salary to Options pursuant to Section 10(m) of the Plan.

  "Stock Option Award Notice" means a written award notice to an Eligible Executive or a Non-Employee Director from the Company evidencing an Option.

  "Stock" means the Common Stock of the Company.

  "Stock Appreciation Right" means a right granted under Section 7 below to surrender to the Company all or a portion of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option or such portion thereof, and (ii) the aggregate exercise price of such Stock Option or such portion thereof.

  "Stock Option" or "Option" means any option to purchase shares of Stock granted pursuant to Section 5, 6 or 10.

  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  SECTION 2. Administration.

  The Plan shall be administered by the Committee which shall at all times comply with the requirements of Rule 16b-3 of the Exchange Act. All members of the Committee shall also be "outside directors" within the meaning of Section 162(m) of the Code.

  The Committee shall have the power and authority to grant to eligible persons, pursuant to the terms of the Plan: (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock or (iv) Deferred Stock.

  In particular, the Committee shall have the authority:

  (i) to select the consultants, officers and other key employees of the Company, its Subsidiaries, and its Affiliates to whom Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards or a combination of the foregoing from time to time will be granted hereunder;

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    (ii) to determine whether and to what extent Incentive Stock Options,
  Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, are to be granted hereunder;

    (iii) to determine the number of shares of Stock to be covered by each such award granted hereunder;

    (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (other than Director Stock Options granted pursuant to Section 6(a)), including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto based on performance and/or such other factors as the Committee may determine, in its sole discretion, any vesting acceleration features based on performance and/or such other factors as the Committee may determine, in its sole discretion, reload features, transferability features, and other features not inconsistent with the Plan;

    (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of a participant, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period.

  The Committee shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

  The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or to any settlement of any dispute between a Non-Employee Director and the Company.

  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

SECTION 3. Stock Subject to Plan.

  The total number of shares of Stock reserved and available for distribution under the Plan shall be 14,000,000, which may consist, in whole or in part, of authorized and unissued shares or treasury shares.

  In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, an equitable substitution or adjustment shall be made in
(i) the aggregate number of shares reserved for issuance under the Plan, (ii) the number and option price of shares subject to outstanding Stock Options granted under the Plan, (iii) the number of shares subject to Restricted Stock or Deferred Stock awards granted under the Plan, (iv) the aggregate number of shares available for issuance to any employee pursuant to Section 4(a), and
(v) the number of Non-Employee Director Stock Options to be granted each year pursuant to Section 6, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4. Eligibility.

  (a) Officers, other key employees and consultants of the Company, its Subsidiaries or its Affiliates (but, except as provided in Sections 6 and 10, excluding members of the Committee and, any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards.

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  Except as provided in Section 6, the optionees and participants under the
Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award or grant; provided, however, that no person shall be granted Stock Options and/or Stock Appreciation Rights on more than 800,000 shares in any calendar year.

  (b) Directors of the Company (other than directors who are also officers or employees of the Company, its Subsidiaries or its Affiliates) are eligible to receive Non-Employee Director Stock Options pursuant to Sections 6 and 10 of the Plan.

  (c) Consultants who provide services to the Company, a Subsidiary or an Affiliate are eligible to receive Non-Qualified Stock Options pursuant to
Section 5 of the Plan.

  SECTION 5. Stock Options.

  Stock Options may be granted either alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee.

  The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

  The Committee shall have the authority to grant any Optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights) except that Incentive Stock Options shall only be granted to employees of the Company or a Subsidiary. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

  Except as provided in Section 5(1), no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. Notwithstanding the foregoing, in the event an optionee voluntarily disqualifies an option as an Incentive Stock Option within the meaning of
Section 422 of the Code, the Committee may, but shall not be obligated to, make such additional grants, awards or bonuses as the Committee shall deem appropriate, to reflect the tax savings to the Company which results from such disqualification.

  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

  (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock on the date of the grant of the Stock Option.

  (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

  (c) Exercisability. Subject to paragraph (l) of this Section 5 with respect to Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided, however, that, except as provided in Section 5(f), 5(g), 5(h) or 14, no Stock Option shall be exercisable prior to six months from the date of the granting of the option. Notwithstanding the limitations set forth in the preceding sentence, the Committee may accelerate the exercisability of any Stock Option, at any time in whole or in part, based on performance and/or such other factors as the Committee may determine in its sole discretion.

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  (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the shares received upon the exercise of such Stock Option shall be restricted or deferred, as the case may be, in accordance with the original term of the Restricted Stock award or Deferred Stock award in question, except that the Committee may direct that such restrictions or deferral provisions shall apply to only the number of such shares equal to the number of shares of Restricted Stock or Deferred Stock surrendered upon the exercise of such Option. No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

  (e) Transferability of Options. A Stock Option agreement may permit an optionee to transfer the Stock Option to members of his or her Immediate Family, to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners if (i) the agreement setting forth such Stock Option expressly provides that the Stock Option may be transferred only with the express written consent of the Committee, and (ii) the optionee does not receive any consideration in any form whatsoever for said transfer. Any Stock Option so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Stock Option immediately prior to the transfer thereof.

  Any Stock Option not (i) granted pursuant to any agreement expressly allowing the transfer of said Stock Option or (ii) amended expressly to permit its transfer shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and such Stock Option thus shall be exercisable during the Optionee's lifetime only by the Optionee.

  (f) Termination by Death. Unless otherwise determined by the Committee, if an Optionee's employment with the Company, any Subsidiary, and any Affiliate terminates by reason of death (or if an Optionee dies following termination of employment by reason of Normal Retirement), any Stock Option shall become immediately exercisable and may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, during the period ending on the expiration of the stated term of such Stock Option or the first anniversary of the Optionee's death, whichever is later.

  (g) Termination by Reason of Normal Retirement. Unless otherwise determined by the Committee, if an Optionee's employment with the Company, any Subsidiary and any Affiliate terminates by reason of Normal Retirement, any Stock Option held by such Optionee shall become immediately exercisable. A Stock Option held by an Optionee whose employment has terminated by reason of Normal Retirement shall expire at the end of the stated term of such Stock Option, unless otherwise determined by the Committee.

  In the event of termination of employment by reason of Normal Retirement, if an Incentive Stock Option is exercised after the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

  (h) Termination for Cause. Notwithstanding Section 5(g), if the Optionee's employment or consulting relationship with the Company, any Subsidiary and any Affiliate is terminated for Cause, or the Committee determines that the Optionee has engaged in conduct that would be grounds for termination with Cause, the Stock Option shall immediately be forfeited to the Company upon the giving of notice of termination of employment or on the event constituting Cause.

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  (i) Committee Discretion. Notwithstanding the other provisions of this
Section 5 to the contrary, upon the request of an Optionee whose employment has terminated or is expected to terminate in the near future, the Committee may, in its sole and absolute discretion, agree to allow the Optionee's Stock Option to terminate on a date following the date that it would otherwise terminate pursuant to the provisions of this Section 5.

  (j) Other Termination. If the Optionee's employment or consulting relationship with the Company, any Subsidiary and any Affiliate is terminated for any reason other than what is specified in Section 5(f), 5(g) or (5(h) (including, without limitation, early retirement, voluntary termination, termination without Cause, or for any other reason), the Stock Option shall immediately be forfeited to the Company upon such termination of employment.

  (k) Termination upon Change of Control. Notwithstanding the provisions of
Section 5(j) or the stated term of the Stock Option, if the Optionee's employment with the Company, any Subsidiary and any Affiliate is involuntarily terminated by the Optionee's employer without Cause by reason of or within three months after a merger or other business combination resulting in a Change of Control, the Stock Option shall terminate upon the later of six months and one day after such merger or business combination or ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred.

  (l) Limit on Value of Incentive Stock Option First Exercisable Annually. The aggregate Fair Market Value (determined at the time of grant) of the Stock for which "incentive stock options" within the meaning of Section 422 of the Code are exercisable for the first time by an Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company, any Subsidiary and any Affiliate) shall not exceed $100,000. Notwithstanding the preceding sentence, the exercisability of such Stock Options may be accelerated by the Committee and shall be accelerated as provided in Sections 5(f), 5(g), 5(h), and 14, in which case Stock Options which exceed such $100,000 limit shall be treated as Non-Qualified Stock Options. For this purpose, options granted earliest shall be applied first to the $100,000 limit. In the event that only a portion of the options granted at the same time can be applied to the $100,000 limit, the Company shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as ISO stock in its share transfer records.

  SECTION 6. Non-Employee Director Stock Options.

  Non-Employee Director Stock Options granted under the Plan shall be Non-Qualified Stock Options. Such Non-Employee Director Stock Options may be granted pursuant to the pre-established formula contained herein or may, in the sole discretion of the entire Board of Directors, be granted as to such number of shares and upon such terms and conditions as shall be determined by said Board of Directors.

  Non-Employee Director Stock Options granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

  (a) Formula-based Director Stock Options. For each calendar year, 6,000 Non-Employee Director Stock Options shall be granted automatically on the first day of each calendar year on which Stock is publicly traded on the New York Stock Exchange to each member of the Board on that date who is not a Non-Employee Director.

  The option price per share of Stock purchasable under such Non-Employee Director Stock Option shall be 100% of the Fair Market Value of the Stock on the date of the grant of the Option. Except as provided in Section 14, said Non-Employee Director Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of ten years and two days from the date such Non-Employee Director Stock Option is granted.


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  (b) Non-Formula Based Options. Within its sole discretion, the entire Board may award Non-Employee Director Stock Options on a non-formula basis to all or such individual Non-Employee Directors as it shall select. Such Non-Employee Stock Options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such Non-Employee Stock Options may be fixed by the Board at a discount not to exceed 25% of the fair market value of the Stock on the date of grant or may be the fair market value of the Stock on the grant date. Such Non-Employee Director Stock Options shall become first exercisable and have an option term as determined by the Board in its discretion; provided however, that except as described in Section 14 and in paragraph (e) of this section, no such Option shall be first exercisable until six months from the date of grant. All other terms and conditions of such Non-Employee Director Stock Options shall be as established by the Board in its sole discretion.

  (c) Method of Exercise. Any Non-Employee Director Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

  (d) Transferability of Options. No Non-Employee Director Stock Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Director Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

  (e) Termination of Service. Upon an Optionee's termination of status as a Non-Employee Director with the Company for any reason, any Director Stock Options held by such Optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Non-Employee Director Stock Options or the first anniversary of the Optionee's death, whichever is later. Notwithstanding the foregoing sentence, if the Optionee's status as an Non-Employee Director terminates by reason of or within three months after a merger or other business combination resulting in a "Change of Control" as defined in Section 14 of this Plan, the Non-Employee Director Stock Option shall terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, and (iii) the expiration of the stated term of such Non-Employee Director Stock Option.

  (f) Deferred Compensation Stock Options. Non-Employee Directors are also eligible to elect Deferred Compensation Stock Options pursuant to Section 10 below.

  SECTION 7. Stock Appreciation Rights.

  (a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Non-Qualified Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Incentive Stock Option.

  A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

  A Stock Appreciation Right may be exercised by an Optionee, in accordance with paragraph (b) of this Section 7, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 7. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

  (b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

  (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 7 of the Plan; provided, however, that any Stock Appreciation Right granted subsequent to the grant of the related Stock Option shall not be exercisable during the first six months of the term of the Stock Appreciation Right, except that this additional limitation shall not apply in the event of death of the Optionee prior to the expiration of the six-month period.

  (ii) Upon the exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

  (iii) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under paragraph
(e) of Section 5 of the Plan.

  (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan.

  (v) A Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

  (vi) In its sole discretion, the Committee may provide, at the time of grant of a Stock Appreciation Right under this Section 7, that such Stock Appreciation Right can be exercised only in the event of a "Change of Control" and/or a "Potential Change of Control" (as defined in Section 14 below).

  (vii) The Committee, in its sole discretion, may also provide that in the event of a "Change of Control" and/or a "Potential Change of Control" (as defined in Section 14 below) the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the "Change of Control Price" (as defined in Section 14 below).

  SECTION 8. Restricted Stock.

  (a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees of the Company and its Subsidiaries and Affiliates to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid by the recipient of Restricted Stock (subject to Section 8(b) hereof), the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant and/or vesting of Restricted Stock upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

  (b) Awards and Certificates. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement"), has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify) after the award date by executing a Restricted Stock Award Agreement and paying the price specified in the Restricted Stock Award Agreement. Each Participant who is awarded Restricted Stock shall be issued a stock certificate registered in the name of the Participant in respect of such shares of Restricted Stock. The Committee shall specify that the certificate shall bear a legend, as provided in clause (i) below, and/or be held in custody by the Company, as provided in clause (ii) below.

  (i) The certificate shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Torchmark Corporation 1998 Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and Torchmark Corporation. Copies of such Plan and Agreement are on file in the offices of Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233."

  (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

  (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 8 shall be subject to the following restrictions and conditions:

  (i) Subject to the provisions of this Plan and the Restricted Stock Award Agreements, during such period as may be set by the Committee commencing on the grant date (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. The Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, before or after the Participant's termination of employment, based on performance and/or such other factors as the Committee may determine, in its sole discretion.

  (ii) Except as provided in paragraph (c)(i) of this Section 8, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

  (iii) Subject to the provisions of the Restricted Stock Award Agreement and this Section 8, upon termination of employment for any reason other than Normal Retirement or death during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such forfeited Restricted Stock.

SECTION 9. Deferred Stock Awards.

  (a) Administration. Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees of the Company, its Subsidiaries and Affiliates to whom, and the time or times at which, Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the terms and conditions of the award in addition to those set forth in paragraph (b) of this Section 9. The Committee may also condition the grant and/or vesting of Deferred Stock upon the attainment of specified performance goals, or such other criteria as the Committee shall determine, in its sole discretion. The provisions of Deferred Stock awards need not be the same with respect to each recipient.

  (b) Terms and Conditions. The shares of Deferred Stock awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

  (i) Subject to the provisions of this Plan and the award agreement, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period, (as defined below) where applicable), share certificates shall be delivered to the Participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award.

  (ii) At the time of the award, the Committee may, in its sole discretion, determine that amounts equal to any dividends declared during the Deferral Period (or Elective Deferral Period) with respect to the number of shares covered by a Deferred Stock award will be: (a) paid to the Participant currently; (b) deferred and deemed to be reinvested; or (c) that such Participant has no rights with respect thereto.

  (iii) Subject to the provisions of the award agreement and this Section 9, upon termination of employment for any reason during the Deferral Period for a given award, the Deferred Stock in question shall be forfeited by the Participant.

  (iv) Based on performance and/or such other criteria as the Committee may determine, the Committee may, at or after grant (including after the Participant's termination of employment), accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

  (v) A Participant may elect to defer further receipt of the award for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least six months prior to completion of the Deferral Period for a Deferred Stock award (or for an installment of such an award).

  (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock award agreement executed by the Company and the Participant.

SECTION 10. Executive and Non-Employee Director Deferred Compensation Stock Options.

  (a) Election to Participate. The Chairman of the Board or the Committee or its designee shall designate each year those executives who shall be Eligible Executives for the coming year. An Eligible Executive may participate under this Section 10 of the Plan by delivering to the Plan Administrator a properly completed and signed (i) Primary Election Form for Salary on or before the Salary Deferral Election Date, and/or (ii) Primary Election Form for Bonus on or before the Bonus Deferral Election Date. In addition, each Non-Employee Director is automatically eligible to participate under this Section 10 of the Plan. A Non-Employee Director may participate under this Section 10 of the Plan for a calendar year by delivering a properly completed and signed Primary Election Form to the Plan Administrator on or before the Election Date. The Non-Employee Director's participation in the Plan will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Non-Employee Director's Primary Election Form, or, in the case of a newly eligible Participant, on the first day of the calendar month beginning after the Plan Administrator receives such Non-Employee Director's Primary Election Form. An Eligible Executive's participation in the Plan will be effective (i) as of the first day of the calendar quarter beginning after the Plan Administrator receives the Eligible Executive's Primary Election Form for Salary, or (ii) as of the first day of the year for which an Annual Bonus is earned, in the case of an Eligible Executive's Primary Election Form for Bonus. A Participant shall not be entitled to any benefit hereunder unless such Participant has properly completed the appropriate type of Primary Election Form and deferred the receipt of his or her Annual Bonus and/or Salary, or Annual Compensation, in the case of a Non-Employee Director.

  (b) Irrevocable Election. A Participant may not revoke or change his or her Primary Election Form; provided, however, that a Participant may, by filing a Secondary Election Form with the Plan Administrator within the period provided in the Plan, subsequently elect to convert the balance in his or her Interest Account to Stock Options in accordance with Subsection (m) below.

  (c) [Reserved]

  (d) Deferred Annual Bonus or Salary. An Eligible Executive may elect to defer up to 100% (in increments of 10% or $10,000) of his or her Annual Bonus and/or Salary to his or her Interest Account, and/or by conversion to Stock Options in accordance with the terms of the Plan. A Non-Employee Director may elect to defer up to 100% of his or her Annual Compensation (in 10% increments but not less than 50%) to his or her Interest Account and/or by conversion to Stock Options in accordance with the terms of the Plan. For bookkeeping purposes, the amount of the Annual Compensation, Annual Bonus and/or Salary which Participant elects to defer pursuant to the Plan shall be transferred to and held in individual Interest Accounts (in annual designations) pending distribution in cash or the conversion to Stock Options, if applicable, pursuant to subsection (m) below.

  (e) Time of Election of Deferral. An Eligible Executive who wishes to defer Salary for a calendar quarter must irrevocably elect to do so on or prior to the Salary Deferral Election Date for such calendar quarter, by delivering a valid Primary Election Form for Salary to the Plan Administrator. The Primary Election Form for Salary shall indicate: (1) the percentage or amount of Salary to be deferred, and (2) the form and timing of payout of deferred amounts; provided, however, that if a Participant elects to defer Salary for more than one quarter during a particular calendar year, the form and timing of payout for each quarter's deferral shall be identical. An Eligible Executive who wishes to defer Annual Bonus for a calendar year must irrevocably elect to do so on or prior to the Bonus Deferral Election Date for such calendar year, by delivering a valid Primary Election Form for Bonus to the Plan Administrator. The Primary Election Form for Bonus shall indicate:
(1) the percentage of Annual Bonus to be deferred, and (2) the form and timing of payout of deferred amounts; provided, however, that if a Participant elects to defer both Salary and Annual Bonus for a particular calendar year, the form and timing of payout for each shall be identical. A Non-Employee Director who wishes to defer Annual Compensation for a calendar year must irrevocably elect to do so on or prior to the Election Date for such calendar year, by delivering a valid Primary Election Form to the Plan Administrator. The Primary Election Form shall indicate: (1) the percentage or amount of Annual Compensation to be deferred, and (2) the form and timing of payout of deferred amounts.

  (f) Interest Accounts. Amounts in a Participant's Interest Account will be credited with interest as of the last day of each calendar quarter (or such other day as determined by the Plan Administrator, which, in the case of amounts converted to Stock Options under the Plan, shall be the date of such conversion) at the rate set from time to time by the Committee to be applicable to the Interest Accounts of all Participants under the Plan. To the extent required for bookkeeping purposes, a Participant's Interest Accounts will be segregated to reflect deferred compensation on a year-by-year basis and on the basis of the type of compensation deferred. For example, a 1998 Interest Account for Bonus, a 1998 Interest Account for Salary, a 1999 Interest Account for Bonus, a 1999 Interest Account for Salary, and so on. Within a reasonable time after the end of each calendar year, the Plan Administrator shall report in writing to each Participant the amount held in his or her Interest Accounts at the end of the year.

  (g) Responsibility for Investment Choices. Each Participant is solely responsible for any decision to defer Annual Bonus and/or Salary or Annual Compensation into his or her Interest Account or convert Annual Bonus and/or Salary or Annual Compensation to Stock Options under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer.

  (h) Form of Payment.

  (i) Payment Commencement Date. Payment of the balances in a Participant's Interest Accounts shall commence on the earliest to occur of (a) December 31 of the fifth year after the year with respect to which the deferral was made,
(b) the first Business Day of the fourth month after the Participant's death, or (c) the Participant's termination as an employee or Non-Employee Director of the Company or any of its Subsidiaries or Affiliates, other than by reason of death.

  (ii) Optional Forms of Payment. Distributions from a Participant's Interest Accounts may be paid to the Participant either in a lump sum or in a number of approximately equal monthly installments designated by the Participant on his or her Primary Election Form. Such monthly installments may be for any number of months up to 120 months; provided, however, that in the event of the Participant's death during the payout period, the remaining balance shall be payable to the Participant's Beneficiary in a lump sum on or about the first Business Day of the fourth month after the Participant's death. If a Participant elects to receive a distribution of his or her Interest Accounts in installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Participant will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Interest Accounts remaining unpaid shall continue to receive allocations of return as provided in Subsection (f) above. If the Participant fails to designate a payment method in the Participant's Primary Election Form, the Participant's Account shall be distributed in a lump sum.

  (iii) Irrevocable Elections. A Participant may elect a different payment form for each year's compensation deferred under the Plan; provided, however, that if a Participant elects to defer Salary for more than one quarter during a particular calendar year, or if a Participant elects to defer Salary and Annual Bonus for a particular calendar year, the form and timing of payout for each such deferral shall be identical. The payment form elected or deemed elected on the Participant's Primary Election Form shall be irrevocable.

  (iv) Acceleration of Payment. If a Participant elects an installment distribution and the value of such installment payment elected by the Participant would result in a distribution of less than $3,000 per year, the Plan Administrator may accelerate payment of the Participant's benefits over a lesser number of whole years so that the annual amount distributed is at least $3,000. If payment of the Participant's benefits over a five year period will not provide annual distributions of at least $3,000, the Participant's Account shall be paid in a lump sum.

  (v) Effect of Competition. Notwithstanding the Primary Election Form or any provision set forth herein, the entire balance of a Participant's Interest Accounts shall be paid immediately to the Participant a lump sum in the event the Participant ceases to be an employee of the Company or any of its Subsidiaries or Affiliates and becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Company or an affiliated company, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or an affiliated company.

  (vi) Effect of Adverse Determination. Notwithstanding the Primary Election Form or any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includable in the taxable income of any Participant, then the amounts so determined to be includable in income shall be distributed in a lump sum to such Participant as soon as practicable.

  (vii) Payment to Beneficiary. Upon the Participant's death, all unpaid amounts held in the Participant's Account shall be paid to the Participant's Beneficiary in a lump sum on or about the first Business Day of the fourth month following the Participant's death.

  (i) Financial Hardship. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant of an amount reasonably necessary to handle a severe financial hardship of a sudden and unexpected nature due to causes not within the control of the Participant. All financial hardship distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest compensation deferred under the Plan shall be deemed distributed first in a financial hardship.

  (j) Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

  (a) By payment to the legal representative of such minor or such person;

  (b) By payment directly to such minor or such person;

  (c) By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan's obligation to the Participant and his or her Beneficiaries.

  (k) Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant's current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

  (l) Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant's Account is to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant's lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

  (m) Election to Receive Stock Options. Each Eligible Executive or Non-Employee Director shall be granted Stock Options subject to the following terms and conditions:

  (i) Stock Options Converted from Deferred Salary. At any time, but only one time, during the twelve-month period following the end of a calendar year with respect to which a Participant deferred Salary into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Salary for such previous year into Stock Options pursuant to this Article 10. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form for Salary to receive Stock Options as of the date of the filing of such Secondary Election Form (the "Option Grant Date").

  (ii) Stock Options Converted from Deferred Bonus. At any time, but only one time, during the twelve-month period following the end of a calendar year with respect to which a Participant deferred Annual Bonus into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Bonus for such previous year into Stock Options pursuant to this
Article 10. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form for Bonus to receive Stock Options as of the date of the filing of such Secondary Election Form (the "Option Grant Date").

  (iii) Stock Options Converted from Annual Compensation. At any time, but only one time, during the calendar year immediately following the filing of a Primary Election Form, a Non-Employee Director shall have the right to convert into Stock Options the then-current balance (as of the date of such election to receive Stock Options) in his or her Interest Account for the calendar year to which the Primary Election Form relates. For example, if a Primary Election Form is filed in December 1998 to defer Annual Compensation to be earned in 1999, the director may elect at any time in 1999 to convert such deferred amount to Options. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form to receive Options as of the date of the election (the "Option Grant Date").

  (iv) Exercise Price of Stock Options. The exercise price per Share under each Stock Option granted pursuant to this Article 10 shall, at the election of the Optionee as indicated on the Secondary Election Form, be either 100% of the Fair Market Value per Share on the Option Grant Date, or a lesser percentage (but not less than 75%) of the Fair Market Value per Share on the Option Grant Date, such lesser percentage to be determined by the Committee from time to time. Such Secondary Election Form shall indicate the percentage of such Stock Options to be granted at each Exercise Price, which choice may affect the number of Stock Options to be received pursuant to this Section 10(m).

  (n) Number and Terms of Options. The number of Shares subject to a Stock Option granted pursuant to this Article 10 shall be the number of whole Shares equal to A divided by B, where:

  A = the dollar amount which the Eligible Executive has elected pursuant to
Section 6.1 to convert to Stock Options; and

  B = the per share value of a Stock Option on the Option Grant Date, as determined by the Committee using any recognized option valuation model selected by the Committee in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Option Grant Date).

  In determining the number of Shares subject to a Stock Option, (i) the Committee may designate the assumptions to be used in the selected option valuation model, and (ii) any fraction of a Share will be rounded up to the next whole number of Shares.

  (o) Exercise of Stock Options. Each Stock Option shall be first exercisable, cumulatively, as to 10% commencing on the each of the first through tenth anniversaries of the Option Grant Date; provided, however, that any Stock Option held by a Covered Employee shall not be exercisable before the first day of the calendar year immediately following the year in which the Optionee ceased to be a Covered Employee. An Optionee's death, retirement or other termination of employment shall not shorten the term of any outstanding Stock Option. In no event shall the period of time over which the Stock Option may be exercised exceed the longer of (i) eleven years from the Option Grant Date, or (ii) the thirtieth (30th) day of the calendar year immediately following the year in which an Optionee ceased to be a Covered Employee. A Stock Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares. Shares shall be issued to the Optionee pursuant to the exercise of a Stock Option only upon receipt by the Company from the Optionee of payment in full in cash of the aggregate purchase price for the Shares subject to the Stock Option or portion thereof being exercised.

  (p) Accelerated Vesting. Notwithstanding the normal vesting schedule set forth in Section 6.3 hereof, any and all outstanding Options shall become immediately exercisable upon the first to occur of (i) the death of the Optionee, (ii) the Optionee obtaining Normal Retirement Age, (iii) the occurrence of a Change in Control, or (iv) the unanimous determination by the Committee that a particular Stock Option or Options shall become fully exercisable. Upon acceleration, an Option will remain exercisable for the remainder of its original term.

  (q) Stock Option Award Notice. Each Stock Option granted under this Section 10 shall be evidenced by a Stock Option Award Notice which shall be executed by an authorized officer of the Company. Such Award Notice shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Stock Option, (b) the exercise price per Share of the Option and the means of payment therefor, (c) the term of the Stock Option, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee.

  (r) Transferability of Options. No Stock Option granted under this Section 10 shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Stock Options.

  SECTION 11. Loan Provisions.

  With the consent of the Committee, the Company may make, or arrange for, a loan or loans to an employee with respect to the exercise of any Stock Option granted under the Plan and/or with respect to the payment of the purchase price, if any, of any Restricted Stock awarded hereunder. The Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, term and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which the loan or loans may be forgiven.

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

  SECTION 12. Amendments and Termination.

  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of an Optionee or Participant under a Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock or Deferred Stock award theretofore granted, without the Optionee's or Participant's consent.

  Amendments may be made without stockholder approval except as required to satisfy Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, stock exchange listing requirements, or other regulatory requirements.

  The Committee may amend the terms of any award or option (other than Director Stock Options granted pursuant to Section 6(a)) theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his consent. The Committee may also substitute new Stock Options for previously granted Stock Options including options granted under other plans applicable to the Participant and previously granted Stock Options having higher option prices.

  SECTION 13. Unfunded Status of Plan.

  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Optionee by the Company, nothing set forth herein shall give any such Participant or Optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

  SECTION 14. Change of Control.

  The following acceleration and valuation provisions shall apply in the event of a "Change of Control" or "Potential Change of Control," as defined in this
Section:

  (a) In the event of a "Change of Control," unless otherwise determined by the Committee in writing at or after grant, but prior to the occurrence of such Change of Control, or, if and to the extent so determined by the Committee in writing at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination) in the event of a "Potential Change of Control," as defined in paragraph (c) of this
Section:

  (i) any Stock Appreciation Rights and any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

  (ii) the restrictions and deferral limitations applicable to any Restricted Stock and Deferred Stock awards under the Plan shall lapse and such shares and awards shall be deemed fully vested; and

  (iii) the value of all outstanding Stock Options, Director Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock Awards, shall, to the extent determined by the Committee at or after grant, be settled on the basis of the "Change of Control Price" (as defined in paragraph (d) of this Section) as of the date the Change of Control occurs or Potential Change of Control is determined to have occurred, or such other date as the Committee may determine prior to the Change of Control or Potential Change of Control. In the sole discretion of the Committee, such settlements may be made in cash or in stock, as shall be necessary to effect the desired accounting treatment for the transaction resulting in the Change of Control. In addition, any Stock Option, Director Stock Option, and Stock Appreciation Right which has been outstanding for less than six months shall be settled solely in stock.

  (b) [Reserved]

  (c) For purposes of paragraph (a) of this Section, a "Potential Change of Control" means the happening of any of the following:

  (i) the entering into an agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined in paragraph (b) of this Section; or

  (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan) of securities of the Company representing 5 percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of this Plan.

  (d) For purposes of this Section, "Change of Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Tape, or paid or offered in any transaction related to a potential or actual Change of Control of the Company at any time during the preceding sixty day period as determined by the Committee, except that (i) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Committee decides to cashout such options, and (ii) in the case of Director Stock Options, the sixty day period shall be the period immediately prior to the Change of Control.

  SECTION 15. Limitations on Payments.

  (a) Notwithstanding Section 14 above or any other provision of this Plan or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay any Plan Participant an amount which would be an Excess Parachute Payment except as provided in Section 15(f) below and except as the Committee specifically provides otherwise in the Participant's grant agreement. For purposes of this Plan, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company, ("Tax Counsel"). In the event it is determined that an Excess Parachute Payment would result if the full acceleration of vesting and exercisability provided in Section 14 above were made (when added to any other payments or benefits contingent on a change of control under any other agreement, arrangement or plan), the payments due under Section 14(a) shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Participant and the Company in applying the terms of this Section 15(a), a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Participant an additional amount in cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Participant hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits he or she would have received as if Sections 280G and 4999 of the Code had not been enacted.

  (b) Subject to the provisions of Section 15(c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 15(a), shall be paid by the Company to the participant within five (5) days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and participant.

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

  (c) Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after Participant is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. Participant shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which it gives notice to the Company. If the Company notifies Participant in writing prior to the expiration of the period that it desires to contest such claim, Participant shall:

  (i) give the Company any information reasonably requested by the Company relating to such claim;

  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to participant;

  (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

  (iv) permit the Company to participate in any proceedings relating to such claim.

  Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Participant agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs Participant to pay any claim and sue for a refund, the Company shall advance the amount of the payment to Participant, on an interest-free basis, and shall indemnify and hold Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

  (d) In the event that the Company exhausts its remedies pursuant to Section 15(c) and Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of Participant.

  (e) If, after the receipt of Participant of an amount advanced by the Company pursuant to Section 15(c), Participant becomes entitled to receive any refund with respect to such claim, Participant shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Participant of an amount advanced by the Company pursuant to
Section 15(c), a determination is made that Participant shall not be entitled to any refund with respect to such claim and the Company does not notify Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  (f) Notwithstanding the foregoing, the limitation set forth in Section 15(a) shall not apply to a Participant if in the opinion of Tax Counsel or the Accounting Firm (i) the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a change of control (calculated without regard to the limitation of Section 15(a)), reduced by the amount of excise tax imposed on the Participant under Code
Section 4999 with respect to all such amounts and reduced by the state and federal income taxes on amounts paid in excess of the limitation set forth in
Section 15(a), would exceed (ii) such total amounts payable after application of the limitation of Section 15(a). No Gross-Up Payment shall be made in such case.

  SECTION 16. General Provisions.

  (a) All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (b) Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any consultant, employee or director of the Company, any Subsidiary or any Affiliate, any right to continued employment (or, in the case of a consultant or director, continued retention as a consultant or director) with the Company, a Subsidiary or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment of any of its employees at any time.

  (c) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee, in its sole discretion, regarding payment of, any Federal, FICA, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements.

  The Committee may permit or require, in its sole discretion, Participants to elect to satisfy their Federal, and where applicable, FICA, state and local tax withholding obligations with respect to all awards other than Stock Options which have related Stock Appreciation Rights by the reduction, in an amount necessary to pay all said withholding tax obligations, of the number of shares of Stock or amount of cash otherwise issuable or payable to said Participants in respect of an award. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes owed hereunder by a Participant from any payment of any kind otherwise due to said Participant.

  (d) At the time of grant or purchase, the Committee may provide in connection with any grant or purchase made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of Section 14 hereof and to such other terms and conditions as the Committee may specify at the time of grant.

  (e) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

  (f) In the event that any provision of the Plan or any related Stock Option Award Notice is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Stock Option Award Notice.

  (g) The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

  (h) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

  (i) The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

  SECTION 17. Effective Date of Plan.

  The Plan shall be effective on the date it is approved by a majority vote of the Company's stockholders.

  SECTION 18. Term of Plan.

  No Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock award or Deferred Stock award shall be granted pursuant to the Plan on or after April 23, 2008, but awards theretofore granted may extend beyond that date.


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